Exhibit 1.1

Execution Version

HERITAGE INSURANCE HOLDINGS, INC.

U.S.$125,000,000 5.875% Convertible Senior Notes Due 2037*

Purchase Agreement

August 10, 2017

Citigroup Global Markets Inc.,

As Representatives of the Initial Purchasers

listed on Schedule I hereto

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Heritage Insurance Holdings, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, U.S.$125,000,000 principal amount of its 5.875% Convertible Senior Notes due 2037 (the “Firm Securities”). The Company also proposes to grant to the Initial Purchasers an option to purchase up to U.S.$18,750,000 additional principal amount of such Notes (the “Option Securities” and, together with the Firm Securities, the “Securities”). The Securities are convertible into cash, shares of Common Stock, par value U.S.$0.0001 per share (the “Common Stock”), of the Company, or a combination of cash and shares of Common Stock. The Securities are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date, among the Company, Heritage MGA, LLC, as guarantor (the “Guarantor”), and Wilmington Trust, National Association, as trustee (the “Trustee”), and will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor (the “Guarantee”). To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 22 hereof.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities or the Common Stock issuable upon conversion thereof under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated August 9, 2017 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference

*	Plus an option to purchase up to U.S.$18,750,000 additional principal amount from the Company.

therein, the “Preliminary Memorandum”), and a final offering memorandum, dated August 10, 2017 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Securities and the Common Stock issuable upon conversion thereof. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

As disclosed in the Preliminary Memorandum, the Company intends to use a portion of the net proceeds of the Securities to purchase approximately $40 million of Common Stock (the “Stock Repurchase”).

1. Representations and Warranties. The Company and the Guarantor jointly and severally represent and warrant to, and agree with, each Initial Purchaser as set forth below in this Section 1.

(a) As of the Execution Time, (i) (a) the Disclosure Package and (b) each electronic road show, when taken together as a whole with the Disclosure Package, and (c) any other General Solicitation by the Company, its Affiliates or any person acting on its or their behalf, when taken together as a whole with the Disclosure Package, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b) The Preliminary Memorandum, as of its date and as of the date hereof, did not and does not contain any untrue statement of a material fact or, except for any information that would be permitted to be omitted from a registration statement under the Act in reliance upon Rule 430A under the Act, omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of its date, on the Closing Date and on any settlement date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Guarantor make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, based upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c) None of the Company, its Affiliates, or any person acting on its or their behalf has directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities or the Common Stock issuable upon conversion thereof under the Act.

(d) None of the Company, its Affiliates, or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) (each, a “General Solicitation”) in connection with any offer or sale of the Securities, other than any General Solicitation in respect of which the Representatives have given their prior written consent; provided that the prior written consent of the Representatives shall be deemed to have been given in respect of the General Solicitation included in Schedule III hereto.

(e) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f) No registration under the Act of the Securities or the Common Stock issuable upon conversion thereof is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and in the Final Memorandum.

(g) Neither the Company nor the Guarantor is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum neither of them will be, an “investment company” as defined in the Investment Company Act.

(h) The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(i) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(j) The Company has not taken, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities; provided that no representation is made by the Company with respect to the activities of the Initial Purchasers.

(k) Except as set forth in or contemplated by the Disclosure Package and the Final Memorandum, since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto), (i) there has been no material adverse change, or any development that could result in a material adverse change, in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, (ii) there have been no transactions entered into, or that are probable of being entered into, by the Company or any of its subsidiaries, that would be required to be disclosed or incorporated by reference in the Disclosure Package and the Final Memorandum if the offering of the Securities were being made pursuant to a registration statement under the Act, other than transactions in the ordinary course of business, (iii) there has not been any material addition, or development involving a prospective material addition, to the liability of the Company or any of its subsidiaries for future policy benefits, policyholder account balances and other claims, other than in the ordinary course of business, (iv) there has not been any material decrease in the surplus of any subsidiary of the Company, (v) there has not been any change in the capital stock or long-term debt of any of the Company or its subsidiaries, (vi) there has been no dividend or distribution of any kind declared, paid or made by the Company and (vii) no executive officer of the Company or member of the Company’s board of directors has resigned from any position with the Company.

(l) Neither the Company nor any of its subsidiaries has any material contingent obligations which is not disclosed in the financial statements which are included or incorporated by reference in the Disclosure Package and the Final Memorandum.

(m) Each of the Company and its subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum. Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(n) All the outstanding shares of capital stock or ownership interests of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock or ownership interests of the Company’s subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(o) The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Final Memorandum (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Disclosure Package and the Final Memorandum or incorporated by reference therein, or upon the exercise of outstanding options or warrants described in the Disclosure Package and the Final Memorandum or incorporated by reference therein); the capital stock of the Company conforms in all material respects to the description thereof contained in the Disclosure Package and the Final Memorandum; the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; the maximum number of shares of Common Stock initially issuable upon conversion of the Securities (including the maximum number of shares of Common Stock that may be issued upon conversion of the Securities in connection with a make-whole adjustment event), assuming the Company receives shareholder approval (as such term is defined in the Preliminary Memorandum, “Shareholder Approval”) and the Company elects to issue and deliver solely shares of Common Stock in respect of all such conversions (the “Maximum Number of Underlying Shares”), will be, upon Shareholder Approval, duly authorized, and any such shares of Common Stock, when issued upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving a number of shares of Common Stock equal to the Maximum Number of Underlying Shares for issuance upon conversion of the Securities; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or any shares of Common Stock issued upon conversion thereof; and, except as set forth in the Disclosure Package and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(p) The statements included in or incorporated by reference in the Preliminary Memorandum and the Final Memorandum under the headings “Risk Factors—Risks Related to Regulation of our Insurance Operations,” “Business—Government Regulation” (incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016), “Certain United States Federal Income Tax Considerations,” “Description of the Notes” and the description of the Company’s capital stock incorporated by reference from the Company’s Registration Statement on Form 8-A filed with the SEC on May 20, 2014, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(q) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor; the Indenture (including the Guarantee set forth therein) has been duly authorized by the Company and the Guarantor and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company and the Guarantor, will constitute a legal, valid, binding instrument enforceable against each of the Company and the Guarantor in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); the Securities and the Guarantee have been duly authorized by the Company and the Guarantor, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, the Securities will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and will be convertible into cash, shares of Common Stock or a combination thereof in accordance with their terms.

(r) No consent, approval, authorization, filing with or order of any court or other governmental agency or body is required in connection with the execution and delivery of the Indenture (including the Guarantee set forth therein), this Agreement, the issuance and sale of the Securities or the issuance of any Common Stock upon conversion thereof, the Stock Repurchase or the consummation of any of the other transactions contemplated herein or in the Indenture (including the Guarantee set forth therein), except: (i) such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold, (ii) such as have been obtained by the New York Stock Exchange and (iii) where the failure to obtain any such consent, approval, authorization or order or to make any such filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the Company of the Guarantor from consummating the transactions contemplated hereby or have a material adverse effect on the Initial Purchasers’ ability to consummate the transactions contemplated by this Agreement.

(s) None of the execution and delivery of the Indenture (including the Guarantee set forth therein), this Agreement, the issuance and sale of the Securities or the issuance of any Common Stock upon conversion thereof, the Stock Repurchase or the consummation of any of the other transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, constitute a default under, result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to: (i) the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the case of clauses (ii) and (iii) above, for any such conflict, default, breach, violation, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the Company or the Guarantor from consummating the transactions contemplated hereby or materially adversely affect the Initial Purchasers’ ability to consummate the transactions contemplate by this Agreement.

(t) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the captions “Summary Consolidated Financial Data” and “Selected Financial Data” included in or incorporated by reference in the Preliminary Memorandum and the Final Memorandum fairly present in all material respects, on the basis stated in the Preliminary Memorandum and the Final Memorandum, the information included or incorporated by reference therein; the pro forma data included or incorporated by reference in the Disclosure Package and the Final Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

(u) No action, suit or proceeding by or before any court or any regulatory, administrative or other governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture, or the consummation of any of the transactions contemplated hereby or thereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(v) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations in all material respects as presently conducted.

(w) Neither the Company nor any of its subsidiaries is in violation or default of: (i) any provision of its charter or bylaws or similar organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its properties, as applicable, except, in the case of clauses (ii) and (iii), for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Grant Thornton LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(y) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities or upon the issuance of any Common Stock upon the conversion thereof.

(z) Except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the Company and its subsidiaries have filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect), and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or would not have a Material Adverse Effect.

(aa) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, in each case, that would reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(bb) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility (except with respect to liabilities which the Company self insures) against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all material policies of insurance, and any fidelity or surety bonds, insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(cc) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(dd) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except for any of the foregoing which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(ee) The Company and each of its subsidiaries (other than Heritage Insurance Claims, LLC, the Company’s inactive subsidiary,) maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Disclosure Package and the Final Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ff) The Company and its subsidiaries (other than Heritage Insurance Claims, LLC, the Company’s inactive subsidiary,) maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(gg) The Company and its subsidiaries: (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). Except as set forth in the Disclosure Package and the Final Memorandum, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(hh) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan that is required to be funded, determined without regard to any waiver of such obligations or extension of any amortization period, except as would not reasonably be expected to have a Material Adverse Effect; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, except as set forth in Disclosure Package and the Final Memorandum (exclusive of any supplement thereto); (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries that would reasonably be expected to have a Material Adverse Effect; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries that would reasonably be expected to have a Material Adverse Effect; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto); or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that would reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any material liability.

(ii) The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

(jj) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its controlled affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(kk) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or any regulatory, administrative or other governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ll) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries (i) is currently subject to any sanctions administered by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanction Persons”) by, or that could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as initial purchaser, advisor, investor or otherwise).

(mm) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(nn) Except as has been disclosed to the Initial Purchasers or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(oo) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(pp) Prior to the date hereof, the Company has furnished to the Representatives letters, each substantially in the form of Exhibit A hereto, duly executed by each officer and director of the Company and addressed to the Representatives.

(qq) Heritage Property & Casualty Insurance Company (the “Insurance Subsidiary”) is duly organized and licensed as an insurance company in Florida and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business as described in the Disclosure Package and the

Final Memorandum, except where the failure, individually or in the aggregate, to be so licensed or authorized in any such jurisdiction would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). Each of the Company and the Insurance Subsidiary has made all required filings with applicable insurance regulatory authorities, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, and has filed all notices, registrations, declarations, reports, documents or other information required to be made thereunder, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). Each of the Company and the Insurance Subsidiary has all other necessary authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications, of and from all insurance regulatory authorities, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary to conduct their respective existing businesses as described in the Disclosure Package and the Final Memorandum, except where the failure to have such authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto); there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to any revocation, termination or suspension of any such authorization, approval, order, consent, license, certificate, permit, registration or qualification, the revocation, termination or suspension of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). Neither the Company nor the Insurance Subsidiary has received any written notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification from any insurance regulatory authority is needed to be obtained by any of the Company or the Insurance Subsidiary other than in any case where the failure to acquire such additional authorization, approval, order, consent, license, certificate, permit, registration or qualification (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto). Except as set forth in the Disclosure Package and the Final Memorandum, no insurance regulatory authority, federal, state, local or other governmental authority, self-regulatory organization or court or other tribunal having jurisdiction over the Company or any subsidiary has issued any order or decree impairing, restricting or prohibiting (A) the payment of dividends, or (B) the continuation of the business of the Company or any subsidiaries in all material respects as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto).

(rr) The Insurance Subsidiary is in compliance with and conducts its businesses in conformity with all applicable insurance laws and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it, in each case with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto).

(ss) The Company and its subsidiaries have complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida) relating to doing business with the Government of Cuba or with any person or affiliate located in Cuba.

(tt) Any statistical and market-related data included in the Disclosure Package or the Final Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(uu) The Company and its subsidiaries do not have any debt securities or preferred stock that are rated by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act).

(vv) The Agreement and Plan of Merger, dated as of August 8, 2017 (the “Acquisition Agreement”), by and among the Company, Gator Acquisition Merger Sub, Inc. and NBIC Holdings, Inc. has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Acquisition Agreement and the consummation of the transactions contemplated by the Acquisition Agreement and compliance by the Company with the terms thereof will not conflict with or result in a breach or a violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except where any such conflict, breach, violation, default, creation or imposition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under the Acquisition Agreement or the ability of the Company or the Guarantor to perform their respective obligations under this Agreement, the Indenture and the Securities; nor will such action result in any violation of the provisions of the charter, bylaws or similar organizational document of the Company or any of its subsidiaries; nor will such action result in any violation of the provisions of any statute or law or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except where any such violation (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company or the Guarantor to perform their respective obligations under this Agreement, the Indenture or the Securities or the ability of the Company to perform its obligations under the Acquisition Agreement. The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement and the Indenture (including the Guarantee set forth therein) and the issuance and sale of the Securities and the Guarantee and compliance by the Company and the Guarantor with the terms thereof, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under the Acquisition Agreement.

Any certificate signed by any executive officer of the Company or the Guarantor and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company or the Guarantor, respectively, as to matters covered thereby, to each Initial Purchaser.

2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the principal amount thereof, plus accrued interest, if any, from August 16, 2017 to the Closing Date, the principal amount of Firm Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, the Option Securities at the same purchase price as the Initial Purchasers shall pay for the Firm Securities, plus accrued interest, if any, from August 16, 2017 to the settlement date for the Option Securities. The option may be exercised in whole or in part at any time or from time to time on or before the 30th day after the date of the Final Memorandum upon written or telegraphic notice by the Representatives to the Company setting forth the principal amount of Option Securities as to which the several Initial Purchasers are exercising the option and the settlement date. Delivery of the Option Securities, and payment therefor, shall be made as provided in Section 3 hereof. The principal amount of Option Securities to be purchased by each Initial Purchaser shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Initial Purchasers as such Initial Purchaser is purchasing of the Firm Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.

3. Delivery and Payment. (a) Delivery of and payment for the Firm Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the first Business Day immediately preceding the Closing Date) shall be made at 10:00 A.M., New York City time, on August 16, 2017, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

(b) If the option provided for in Section 2(b) hereof is exercised after the first Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Initial Purchasers to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities and the Common Stock issuable upon conversion thereof have not been and will not be registered under the Act and may not be offered or sold within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States as part of their distribution at any time except to those it reasonably believes to be “qualified institutional buyers” as permitted by Rule 144A under the Act;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of General Solicitation, other than any General Solicitation included in Schedule III hereto;

(iii) it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(v) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(vi) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(vii) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it is permitted to have made and may make an offer to the public in that Relevant Member State of any Securities at any time with effect from and including the Relevant Implementation Date:

(A)	to legal entities which are qualified investors as defined in the Prospectus Directive;

(B)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; and

(C)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall require the Company or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

5. Agreements. The Company agrees with each Initial Purchaser that:

(a) The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b) The Company will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives (not to be unreasonably withheld or delayed); provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document. The Company will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(c) If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Disclosure Package, any General Solicitation, or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly: (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(b), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(d) Without the prior written consent of the Representatives, the Company has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representatives.

(e) The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may designate (including the European Union, the United Kingdom, Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(f) The Company will not, and will not permit any of its Affiliates to, resell any Securities or Shares of Common Stock issued upon conversion thereof that have been acquired by any of them.

(g) None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities or Common Stock issuable upon conversion thereof under the Act.

(h) Any information provided by the Company, its Affiliates or any person acting on its or their behalf to publishers of publicly available databases about the terms of the Securities shall include a statement that the Securities have not been registered under the Act and are subject to restrictions under Rule 144A under the Act.

(i) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any General Solicitation, other than any General Solicitation in respect of which the Representatives have given their prior written consent; provided that the prior written consent of the Representatives shall be deemed to have been given in respect of the General Solicitation included in Schedule III hereto in connection with any offer or sale of the Securities in the United States.

(j) For so long as any of the Securities or the Common Stock issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(k) The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(l) The Company will reserve and keep available at all times, free of pre-emptive rights, a number of shares of Common Stock equal to the Maximum Number of Underlying Shares for the purpose of enabling the Company to satisfy all obligations to issue shares of Common Stock upon conversion of the Securities. The Company will use its best efforts to cause and maintain the listing of such shares on the New York Stock Exchange upon the Company’s receipt of Shareholder Approval.

(m) Each of the Securities and the shares of Common Stock issuable upon conversion thereof will bear, to the extent applicable, the legend contained in “Notice to Investors; Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n) The Company will not for a period of 90 days following the Execution Time, without the prior written consent of Citigroup, directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company of, file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities or the issuance of any shares of Common Stock upon the conversion of any Securities), or publicly announce an intention to effect any such transaction; provided, however, that the Company may issue and sell Common Stock or securities convertible into or exchangeable for Common Stock (i) pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company described in the Disclosure Package and the Final Memorandum and in effect at the Execution Time, (ii) upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and described in the Disclosure Package and the Final Memorandum, (iii) as part of the purchase price for NBIC Holdings, Inc. pursuant to the Acquisition Agreement or (iv) in connection with bona fide mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions, provided that (x) the aggregate number of shares of Common Stock that may be issued pursuant to this clause (iv) shall in no event exceed 5% of the total number of shares of Common Stock outstanding as of the Closing Date and (y) each recipient of such shares shall execute and deliver to the Representatives a letter substantially in the form of Exhibit A hereto.

(o) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p) Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion rate of the Securities.

(q) The Company will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to stockholders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to stockholders).

(r) The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(s) The Company will prepare a final term sheet, containing solely a description of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.

(t) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture, the issuance of the Securities, the fees of the Trustee and the issuance of any Common Stock upon conversion of the Securities; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, in each case, as may be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(e) (including filing fees and the reasonable and documented fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Firm Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties of the Company and the Guarantor contained herein at the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Company shall have requested and caused Winston & Strawn LLP, counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, in substantially the form attached hereto as Exhibit B.

(b) The Company shall have requested and caused Greenberg Traurig, P.A., regulatory counsel for the Company, to have furnished to the Representatives its opinions, dated the Closing Date and addressed to the Representatives, in substantially the form attached hereto as Exhibit C.

(c) The Representatives shall have received from Mayer Brown LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Representatives shall have received from Davis Polk & Wardwell LLP, securities counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the Chairman of the Board or the President and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any amendments or supplements thereto and this Agreement and that:

(i) the representations and warranties of the Company and the Guarantor in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and each of the Company and the Guarantor has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(f) At the Execution Time and at the Closing Date, the Company shall have requested and caused Grant Thornton LLP to furnish to the Representatives letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives and confirming that they are independent accountants within the meaning of the Exchange Act and the applicable published rules and regulations thereunder.

(g) At the Execution Time and at the Closing Date, the Company shall have requested and caused Johnson Lambert LLP to furnish to the Representatives letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives and confirming that they are independent accountants under Rule 101 of the American Institute of Certificated Public Accountants’ Code of Professional Conduct and its interpretations and rulings.

(h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been: (i) any change or decrease specified in the letter or letters referred to in paragraph (f) or (g) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(i) At the Execution Time, the Company shall have furnished to the Representatives a certificate of the Company executed by the Chief Financial Officer of the Company, substantially in the form of Exhibit D hereto.

(j) The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(k) Prior to the Execution Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit A hereto from each officer and director of the Company addressed to the Representatives.

(l) [Reserved].

(m) Prior to the Closing Date, the Company and the Guarantor shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Mayer Brown LLP, counsel for the Initial Purchasers, at 1221 Avenue of the Americas, New York, NY 10020, on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to clause (i) of Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through Citigroup on demand for all reasonable and documented out of pocket expenses (including reasonable and documented fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) The Company and the Guarantor jointly and severally agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, any General Solicitation, or any other written information used by or on behalf of the Company or the Guarantor in connection with the offer or sale of the Securities (including but not limited to the road show presentation dated August 9, 2017 relating to the offering of the Securities), or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company and the Guarantor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Memorandum, or any amendment thereof or supplement thereto, based upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof. This indemnity agreement will be in addition to any liability that the Company and the Guarantor may otherwise have.

(b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of such Initial Purchaser through the Representatives specifically for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and (ii), under the heading “Plan of Distribution,” the 4th sentence of the 12th paragraph related to making a market in the notes in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall not be liable for the fees of more than one separate counsel (in addition to one local counsel in any applicable jurisdiction) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Guarantor and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company, the Guarantor and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and by the Initial Purchasers on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, the Guarantor and the Initial Purchasers

severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantor on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company and the Guarantor shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company or the Guarantor on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Guarantor and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall any Initial Purchaser be required to contribute any amount in excess of the amount by which the total purchase discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company and the Guarantor shall have the same rights to contribution as the Company and the Guarantor, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser or Initial Purchasers hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of, and payment for, the Securities, if at any time prior to such delivery and payment: (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange; (ii) trading in securities generally on the New York Stock Exchange or the NASDAQ Stock Market shall have been suspended or limited or minimum prices shall have been established on either of such exchange or market; (iii) a banking moratorium shall have been declared either by federal or New York or Florida State authorities; (iv) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or (v) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company and the Guarantor or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: (646) 291-1469) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; or, if sent to the Company or the Guarantor, will be mailed, delivered or telefaxed to Heritage Insurance Holdings, Inc. at 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759 (fax no.: (866) 929-4530), Attention: Bruce Lucas, with a copy to Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, Illinois 60601 (fax no.: (312) 558-5700), Attention: Steven J. Gavin, Esq.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(j) hereof, no other person will have any right or obligation hereunder.

14. Internet Document Service. The Company hereby agrees that Citigroup may provide copies of the Preliminary Memorandum and the Final Memorandum and any other agreement or document relating to the offer and sale of the Securities, including, without limitation, the Indenture, to Xtract Research LLC (“Xtract”) following the Closing Date for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” (as defined in Rule 144A under the Act).

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantor and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. The Company and the Guarantor hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. The Company and the Guarantor hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or the Guarantor and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and the Guarantor agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company or the Guarantor on related or other matters). The Company and the Guarantor agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Guarantor, in connection with such transaction or the process leading thereto.

19. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

20. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

21. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

22. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Citigroup” shall mean Citigroup Global Markets Inc.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 5(s) hereto and in the form attached as Schedule II hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Trust Indenture Act” shall mean the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Guarantor and the several Initial Purchasers.

Very truly yours,

Heritage Insurance Holdings, Inc.

By:	/s/ Bruce Lucas
Name: Bruce Lucas
Title: Chief Executive Officer

Heritage MGA, LLC

By:	/s/ Bruce Lucas
Name: Bruce Lucas
Title: Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Citigroup Global Markets Inc.

By:	/s/ Gautam Chawla
Name: Gautam Chawla
Title: Managing Director

SCHEDULE I

Initial Purchasers	Principal Amount of Firm Securities to be Purchased
Citigroup Global Markets Inc.	U.S.$	125,000,000
Total	U.S.$	125,000,000

SCHEDULE II

PRICING TERM SHEET	Strictly Confidential

Dated August 10, 2017

Heritage Insurance Holdings, Inc.

$125,000,000

5.875% Convertible Senior Notes due 2037

The information in this pricing term sheet (the “Pricing Term Sheet”) supplements Heritage Insurance Holdings, Inc.’s preliminary offering memorandum, dated August 9, 2017 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum only to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, the Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	Heritage Insurance Holdings, Inc., a Delaware corporation.

Ticker / Exchange for Common Stock:	HRTG / The New York Stock Exchange (“NYSE”).

Title of Securities:	5.875% Convertible Senior Notes due 2037 (the “Notes”).

Aggregate Principal Amount Offered:	$125,000,000 aggregate principal amount of Notes.

Initial Purchasers’ Option to Purchase Additional Notes:	$18,750,000 aggregate principal amount of Notes.

Trade Date:	August 11, 2017.

Expected Settlement Date:	August 16, 2017.

Issue Price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from the Expected Settlement Date.

Maturity:	The Notes will mature on August 1, 2037, unless earlier purchased, redeemed or converted.

Interest Rate:	5.875% per year.

Interest Payment Dates:	Interest will accrue from the Expected Settlement Date and will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2018.

Settlement:	Unless and until the Issuer obtains shareholder approval under Rule 312.03 of The New York Stock Exchange Listed Company Manual for the issuance of the Issuer’s common stock in excess of the limitations set forth therein, settlement of all conversions of the Notes will be solely in cash. If the Issuer obtains such shareholder approval, conversions of the Notes may be settled in cash, shares of the Issuer’s common stock or a combination of cash and shares of the Issuer’s common stock, at the Issuer’s election, all as more fully described in the Preliminary Offering Memorandum.

NYSE Last Reported Sale Price on August 10, 2017:	$11.26 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 32.5% above the NYSE Last Reported Sale Price on August 10, 2017.

Initial Conversion Price:	Approximately $14.92 per share of the Issuer’s common stock.

Initial Conversion Rate:	67.0264 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

Subsidiary Guarantee:	Heritage MGA, LLC, the Issuer’s wholly owned subsidiary, will fully and unconditionally guarantee the Notes on a senior unsecured basis. See “Description of the Notes—Guarantee” in the Preliminary Offering Memorandum.

Redemption at the Issuer’s Option:	Except as described in the immediately following sentence, the Issuer may not redeem the Notes prior to August 5, 2022. If the NBIC Acquisition (as defined in the Preliminary Offering Memorandum) is not consummated for any reason by June 8, 2018, or if the Acquisition Agreement (as defined in the Preliminary Offering Memorandum) relating to the NBIC Acquisition is terminated for any reason (other than by consummation of the NBIC Acquisition), the Issuer may redeem all, but not less than all, of the outstanding Notes for cash on a redemption date to occur on or prior to August 31, 2018, for a redemption price, for each $1,000 principal amount of Notes, as described in the Preliminary Offering Memorandum. On or after August 5, 2022 but prior to February 1, 2037, the Issuer may redeem for cash all or part of the Notes, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Notes. See “Description of the Notes—Optional Redemption” in the Preliminary Offering Memorandum.

Purchase of Notes at Holders’ Option on Certain Dates:	Holders of the Notes have the right to require the Issuer to purchase for cash all or part of their Notes on each of August 1, 2022, August 1, 2027 and August 1, 2032 at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the relevant purchase date. See “Description of the Notes—Purchase of Notes at Your Option on Certain Dates” in the Preliminary Offering Memorandum.

Use of Proceeds:

The Issuer expects the net proceeds from the Notes offering to be approximately $120.5 million (or approximately $138.6 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting the initial purchasers’ discount and offering expenses payable by the Issuer.

With a portion of the net proceeds from the Notes offering, the Issuer has agreed to repurchase approximately $40.0 million of its common stock from purchasers of Notes in the offering in privately negotiated transactions effected with or through one of the initial purchasers or its affiliate. The Issuer has agreed to repurchase such shares of its common stock at a purchase price per share equal to the NYSE Last Reported Sale Price on August 10, 2017, which was $11.26 per share.

The Issuer intends to use the remainder of the net proceeds from the Notes offering to finance the cash portion of the NBIC Acquisition and to pay related fees and expenses. In the event that the Issuer does not consummate the NBIC Acquisition, the Issuer intends to use the net proceeds from the Notes offering to fund the redemption of the Notes (if the Issuer so elects) or for general corporate purposes. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Sole Book-Running Manager:	Citigroup Global Markets Inc.

CUSIP Number:	42727J AA0

ISIN:	US42727JAA07

Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Adjustment Event:	The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of Notes for a holder that converts its Notes in connection with a make-whole adjustment event (as defined in the Preliminary Offering Memorandum) that occurs on or prior to August 5, 2022, based on the hypothetical stock prices and effective dates set forth below:

	Stock Price
Effective Date	$11.26	$12.00	$13.00	$14.92	$16.00	$18.00	$22.00	$26.00	$30.00	$35.00	$45.00
August 16, 2017	21.7835	21.3647	18.4292	14.1913	12.3797	9.7645	6.3449	4.2632	2.8972	1.7669	0.5370
August 1, 2018	21.7835	20.7400	17.6940	13.3575	11.5347	8.9450	5.6530	3.7144	2.4740	1.4687	0.4024
August 1, 2019	21.7835	19.8973	16.6893	12.2138	10.3779	7.8320	4.7366	3.0096	1.9482	1.1136	0.2581
August 1, 2020	21.7835	18.7604	15.2891	10.5908	8.7374	6.2721	3.5071	2.1138	1.3166	0.7168	0.1210
August 1, 2021	21.7835	17.1728	13.1757	8.0453	6.1753	3.9106	1.8227	1.0094	0.6082	0.3158	0.0139
August 5, 2022	21.7835	16.3070	9.8967	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•	between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•	in excess of $45.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•	less than $11.26 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding anything in the indenture to the contrary, the Issuer may not increase the conversion rate to more than 88.8099 shares of the Issuer’s common stock per $1,000 principal amount of Notes pursuant to the events described in “Description of the Notes—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Adjustment Event” in the Preliminary Offering Memorandum, though the Issuer will adjust such number of shares for the same events for which, and at the same times as, the Issuer must adjust the conversion rate as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

Notwithstanding the foregoing, if any make-whole adjustment event also constitutes a public acquirer change of control (as defined in the Preliminary Offering Memorandum) the Issuer may elect to adjust the conversion rate and related conversion obligation so that the Notes are convertible into shares of the acquiring or surviving company as described in the Preliminary Offering Memorandum, in lieu of any increase to the conversion rate described above. See “Description of the Notes—Conversions After a Public Acquirer Change of Control” in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This information does not purport to be a complete description of the Notes or the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such solicitation or sale would be unlawful prior to registration or qualification of the Notes under the laws of any such state.

Neither the Notes nor the shares of common stock issuable upon conversion of the Notes, if any, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and neither may be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The Notes are not transferable except in accordance with the restrictions described under “Notice to Investors; Transfer Restrictions” in the Preliminary Offering Memorandum.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Schedule of Written General Solicitation Materials

None.

ANNEX A

Significant Subsidiaries

Heritage MGA, LLC

Heritage Property & Casualty Insurance Co. Inc.

HI Holdings, Inc.

Zephyr Acquisition Company